EXHIBIT 11.1


                                 CHRONIMED INC.

                        COMPUTATION OF EARNINGS PER SHARE


See Note C of Notes to Consolidated Financial Statements for Chronimed Inc. for periods ended December 31, 1999 and January 1, 1999.